Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ministry Partners Investment Company, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly registered securities

Security Type	Security Class Title	Fee Calulation Rule	Amount Registered	Proposed Maximum Offering Price per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Debt	2024 Class A Debt Certificates (2)	Rule 457(o)	$200,000,000	par	$200,000,000	0.0001476	$29,520
	Total Offering Amounts				200,000,000		29,520
	Total Fee Offsets						(4,551)
	Net Fee Due						$24,969
(1)	The certificates will be sold at their face amount.
(2)	A total of $200,000,000 of the 2024 Class A Debt Certificates is being registered, consisting of a combination of the Fixed Series and/or Variable Series.

Table 2: Fee offset claims and sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed (1)	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Ministry Partners Investment Company, LLC	S-1	333-250027	11/12/2020		$4,551	Debt	2021 Class A Notes	$30,835,751
Fee Offset Sources	Ministry Partners Investment Company, LLC	S-1	333-250027		11/12/2020					$4,551
(1)	The offering being used to claim a fee offset does not expire until December 31, 2023. The Company anticipates the unsold aggregate offering amount of the offering being used to claim an offset will decrease as additional securities are sold under the offering. The Company will finalize its claimed offset once the offering has terminated.